Exhibit 99.1

TEDA Travel Group to Acquire 55% of Shanghai Bowking Hotel Management Company

Adds 6 Hotels To Portfolio Bringing Total To More than 20

Hong Kong January 14, 2005 – TEDA Travel Group, Inc. (OTCBB: TTVL), a dynamic and fast growing property management, timeshare, and real estate company today announced that it has signed a definitive agreement to purchase a majority interest of Shanghai Bowking Hotel Management Co. Limited, a leading boutique hotel management company in China. The deal is expected to close in March.

Mr. Godfrey Hui, CEO of TEDA Travel Group stated, "This acquisition will strengthen the Group’s position as a leading hotel management group in China. Occupancy rates for the better and more desirable hotels in Shanghai run very near 100% year round. This was a primary reason for seeking acquisition properties in Shanghai."

Started in 2000, Bowking is a leading boutique hotel management company in China. Based in the vibrant city of Shanghai, China's largest and most comprehensive industrial and commercial city, is led by a hotel veteran-cum-professor Mr. Nan Zhang. Bowking will orchestrate the opening of no fewer than five 4- and 5-five star hotels in China this year.

Mr. Nan Zhang, CEO of Bowking, comments, "We are delighted to join Teda Travel Group. The management and business expertise provided by Teda Travel Group is crucial for a fast growing company like Bowking. We’ll benefit dramatically by becoming a part of the prestigious Teda brand."

“We will continue to balance our growth prospect against what we pay. This is the second of a series of similar acquisition which is part of our current strategy and we are seeing the positive effects to the Group already," concluded Mr. Hui.

About TEDA Travel Group:

TEDA Travel Group is the only full service Chinese travel and real estate service company public traded on U.S. markets. Currently, TEDA Travel Group is providing management services to hotels and resorts throughout China. In addition to its property management division, TEDA Travel Group also owns the largest Timeshare operation in China as well as a portfolio of real estate investments. Leveraged on its existing core businesses and the brand name ''TEDA,'' one of most recognized names in China, TEDA Travel Group intends to become a market leader in the fast growing Chinese travel and real estate services industry.

Safe Harbor Statement:

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

For more information, please contact:

John Roskelley, President,

First Global Media

Tel:   +1-480-902-3110